Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 164 to the Registration Statement on Form N-1A of Fidelity Puritan Trust: Fidelity Low-Priced Stock Fund, of our report dated September 19, 2016 relating to the financial statements and financial highlights included in the July 31, 2016 Annual Report to Shareholders of the above referenced fund, which is also incorporated by reference into the Registration Statement.

We also consent to the references to our Firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/ PricewaterhouseCoopers LLP PricewaterhouseCoopers LLP Boston, Massachusetts September 23, 2016